Exhibit 13.1

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F of Cellcom Israel Ltd. for the year ended December 31, 2018 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Nir Sztern, the Chief Executive Officer and Shlomi Fruhling, the Chief Financial Officer of Cellcom Israel Ltd., each certifies that:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Cellcom Israel Ltd.

Date: March 18, 2019
/s/ Nir Sztern
Name: Nir Sztern
Chief Executive Officer

/s/ Shlomi Fruhling
Name: Shlomi Fruhling
Chief Financial Officer